SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:      October 26, 2004

Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 North Road Street, Elizabeth City, North Carolina	27909
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (252) 334-1511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 8.01 — Other Events.

Gateway Financial Holdings, Inc. (Nasdaq: GBTS) (the “Company”), the holding company for Gateway Bank & Trust Co., announced that it has entered into an underwriting agreement with Ryan Beck & Co., Inc. (“Ryan Beck”) for the sale of 1,680,000 shares of common stock. The net proceeds of the public offering are expected to be approximately $21.5 million.

Ryan Beck is the sole bookrunner for the offering and was granted an option, exercisable for a period of 30 days, to purchase up to an additional 252,000 shares of common stock to cover over-allotments, if any. The offering proceeds will be used for general corporate purposes and to support expansion of the franchise, including the opening of new bank branches or the purchase of whole bank or existing branch offices should such opportunities arise.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which was declared effective.

Gateway Financial Holdings, Inc., with $412 million in assets as of September 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of fifteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Plymouth and Roper, North Carolina, and in Virginia Beach (3), Chesapeake (2), Suffolk and Emporia, Virginia. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Company’s web site at www.gatewaybankandtrust.com.

Item 9.01(c) — Exhibits

Exhibit 99:      Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ Mark A. Holmes

Mark A. Holmes
Chief Financial Officer

Date: October 27, 2004